Exhibit 99.1

Allscripts to Sell its Medication Services Business to A-S Medication

Solutions, Sign Joint Marketing Agreement

Company to Announce Fiscal Third Quarter Results on April 2, 2009

CHICAGO – March 9, 2009 – Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) announced today that it has signed a definitive agreement to sell its Medication Services business to A-S Medication Solutions (“A-S Medications”).

The transaction, which is anticipated to generate total consideration for Allscripts of $26 million including income from a joint marketing agreement, is expected to close in the company’s fiscal fourth quarter, subject to customary closing conditions.

The Allscripts Medication Services business provides point-of-care medication management and medical supply services and solutions for physicians and other healthcare providers.

Under terms of the agreements, Allscripts will receive $8 million in the fourth quarter, and $3.6 million per year for the next five years in return for providing sales and marketing services to A-S Medications. Allscripts will continue to offer medication services to its existing and future clients during that time, and is entitled to receive commissions on new sales generated under the marketing relationship.

The transaction will allow Allscripts to increase the focus on its core business of providing clinical software, connectivity and information solutions to the 160,000 physicians, more than 700 hospitals, and over 7,000 extended care facilities the company serves.

“The sale of our medications business is an important step that will enable Allscripts to concentrate our resources at a time when electronic health records and electronic prescribing have received a substantial boost from the economic stimulus law signed last month by President Obama,” said Glen Tullman, Chief Executive Officer of Allscripts. “It also will provide our former medication service clients with a new partner who is committed to ensuring their continuing success. We look forward to the ongoing strategic relationship with A-S Medications, which we think offers our customers great promise in continuing to deliver a full suite of offerings.”

Company Earnings Call Scheduled for April 2, 2009

Allscripts management will share more information on the sale of the Allscripts Medication Services business on April 2, 2009 during the company’s fiscal third-quarter earnings call. Allscripts management will host the conference call and webcast to discuss the company’s earnings and other information at 4:30 PM Eastern Standard Time on April 2nd following release of Allscripts financial results for the three and nine months ended February 28, 2009.

The earnings announcement will be distributed via PR Newswire immediately after the market closes on the afternoon of April 2nd. The press release also will be available on the company’s website at www.allscripts.com.

To listen to the conference call broadcast, participants may log onto www.allscripts.com. It is recommended that participants log onto the website approximately 15 minutes prior to the start of the conference call to download and install any necessary software. The conference call also can be accessed by dialing (800) 374-1376 and requesting the Allscripts earnings call. International callers can access the audio portion of the webcast by dialing (706) 679-4010 and requesting the Allscripts Investor Presentation. A Microsoft Windows Media Player web replay will be available three hours after the conclusion of the call for a period of two weeks at www.allscripts.com or by calling (800) 642-1687—or (706) 645-9291 for international callers—ID # 88991513.

(Minimum requirements to listen to the broadcast are: Microsoft Windows Media Player software, downloadable free from http://windowsmedia.com/download/download.asp, an Internet connection, and speakers or earphones).

About Allscripts

Allscripts (NASDAQ: MDRX) uses innovation technology to bring health to healthcare. More than 150,000 physicians, 700 hospitals and nearly 7,000 post-acute and homecare organizations utilize Allscripts to improve the health of their patients and their bottom line. The company’s award-winning solutions include electronic health record, electronic prescribing, revenue cycle management, practice management, document management, medication services, hospital care management, emergency department information systems and homecare automation. Allscripts is the brand name of Allscripts-Misys Healthcare Solutions, Inc. To learn more, visit www.allscripts.com.

This press release contains certain statements other than historical facts, which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that are beyond Allscripts-Misys’ control and could cause actual results to differ materially from those projected in the forward-looking statements. Risks and uncertainties that may affect forward-looking statements are described in the reports filed by Allscripts-Misys with the Securities and Exchange Commission (the “SEC”), which are available at the website maintained by the SEC at www.sec.gov, including without limitation Allscripts-Misys’ Annual Report on Form 10-K for the year ended December 31, 2007. Allscripts can give no assurance that any of the transactions related to the Medication Solutions Group will be completed or that the potential conditions to the transactions will be satisfied. Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Allscripts is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers

Allscripts Contacts:

Dan Michelson

Chief Marketing Officer

312-506-1217

dan.michelson@allscripts.com

Todd Stein

Senior Manager/Public Relations

312-506-1216

todd.stein@allscripts.com